NOBLE INVESTMENT FUND LIMITED
World Trade Centre
Via Lugano 11
6982 Lugano-Agno
Switzerland
tel: (011) 39 3488928042
May 1, 2007
Ms. Angela Ho
386 Columbus Avenue
Apt. 17A
New York, New York 10024

Re: Ho Capital Management LLC and Business Combination Company

Dear Angela:

This letter will serve to set forth our amended and restated basic agreement and understanding with respect to the ownership and capitalization of Ho Interactive LLC, a Delaware limited liability company, to be renamed Ho Capital Management LLC (the “Sponsor”) and the formation and operation of Asia Special Situation Acquisition Corp., a Cayman Island business combination company to be capitalized to acquire one or more businesses in Asia (the “SPAC”).

The undersigned, Noble Investment Fund Limited (“Noble”), is a Gibraltar experienced investment fund. This Agreement has been executed by a duly authorized signatory of Pure Glow Finance, Arne van Roon, in its capacity as the investment advisor to Noble (the “Investment Advisor”).

This will confirm that we have received (and are prepared to have the Sponsor accept) a revised proposal from Maxim Group LLC (“Maxim”) to underwrite an initial public offering of common stock and warrants for the SPAC to be registered with the U.S. Securities and Exchange Commission (the “IPO”). As currently proposed, the SPAC will seek to raise $100,000,000 through the sale of 10,000,000 units of securities to the public at $10.00 per unit; each unit to consist of one share of common stock and one warrant. Under the terms of the Maxim proposal:

• The Sponsor or its affiliates or designees will be entitled to purchase, for $25,000, approximately 20% of the total number of ordinary shares of the SPAC to be issued and outstanding immediately after the IPO, which as presently structured by Maxim, would be a total of 2,500,000 ordinary shares of stock of the SPAC (the “Founders Shares”).

• In order to insure that 100% of the gross proceeds of the offering are placed in trust pending consummation of a business acquisition by the SPAC, the Sponsor or its affiliates or designees and business associates must (immediately prior to completion of the IPO) purchase, for $5,725,000, four year warrants entitling the Holder to purchase 5,725,000 ordinary shares of the SPAC at an exercise price of $7.50 per ordinary shares (the “Private Placement Warrants”). The Private Placement Warrants will not be transferable until the SPAC completes a business combination and will be exercisable on the later to occur of completion of a business combination with a target company or one year from the date of the IPO. In the event that an approved business combination is not consummated within 24 months from completion of the IPO, the Private Placement Warrants will be worthless.

• The Sponsor or its affiliates must pay the pre-IPO costs and expenses for the SPAC offering, including professional fees, printing costs, filing fees and road show travel expenses (the “Pre-Offering Costs”); which are estimated at approximately $500,000 and are reimbursed at closing out of the proceeds of the IPO.

Based on the above, we hereby mutually agree as follows:

1. Noble shall lend to the Sponsor, without recourse or interest, all funds necessary to pay the Pre-Offering Costs, and the Sponsor shall pay such Pre-Offering Costs from such loans and shall be responsible for the organization of the IPO and the financing as set forth. Upon completion of the IPO, such Pre-Offering Costs (estimated at approximately $500,000) shall be reimbursed to the Sponsor, which, in turn, will reimburse to Noble, without interest. The loan shall be evidenced by the Sponsor’s non-interest bearing note in the amount of $500,000, payable on the earlier to occur of December 31, 2007 or completion of the IPO. In such connection, it is expressly understood and agreed that neither Angela Ho nor any other equity owner of the Sponsor shall have any liability to repay such loan to Noble; it being anticipated that the only source of such repayment shall be the proceeds of the IPO; provided, however, that if the Sponsor and/or Angela Ho shall elect for any reason (other than as provided in Section 7 below or due to the inability of Maxim or any other managing underwriter to sell the securities contemplated by the IPO) not to proceed with the IPO, Angela Ho shall personally repay to Noble by December 31, 2007 the aggregate amount of funds loaned and advanced by Noble to the Sponsor, without interest thereon or deduction therefrom.

2. The Sponsor shall purchase for $18,125, a total of 1,812,500 of the 2,500,000 Founders Shares; of which Angela Ho shall own beneficially own 875,000 ordinary shares. 687,500 of the 2,500,000 Founders Shares shall be allocated to and purchased for $6,875 by the officers and other directors of the SPAC. The balance of the 1,812,500 Founders Shares to be purchased by the Sponsor, or 937,500 Founders Shares, shall be allocated to Noble or other entities designated by it. We each agree that Noble shall transfer 500,000 of the 937,500 Founders Shares allocated to it to Allius Ltd., an entity in which Noble has a 50% beneficial interest and Dr. Gary Hirst has a 50% beneficial interest. The remaining 1,312,500 Founders Shares to be owned of record by the Sponsor shall be freely transferable by each of their respective beneficial owners; namely, Angela Ho as beneficial owner of 875,000 Founders Shares owned of record by the Sponsor, and Noble as beneficial owner of 437,500 Founders shares owned of record by the Sponsor. The allocation of the Founders Shares set forth in this Section 2 is subject to the provisions of Section 7 below.

3. Twenty-five percent (25%) of the 2,500,000 Founders Shares, or 625,000 Founders Shares, shall be sold, for $0.01 per share, to the executive officers and directors of the SPAC in such amounts as Angela Ho and Noble mutually agree.

4. Noble shall, immediately prior to consummation of the IPO, lend the sum of $5,725,000 to the Sponsor to enable the Sponsor to purchase the 5,725,000 Private Placement Warrants. The $5,725,000 loan shall be evidenced by a Sponsor note that will bear interest at the rate of 5% per annum and will be payable, together with accrued interest, on a date which shall be the earlier to occur of (a) December 31, 2012, or (b) the date of the Sponsor’s sale of all or any portion of the Private Placement Warrants or underlying ordinary shares issuable upon exercise of such Private Placement Warrants. It is expressly understood and agreed that neither Angela Ho nor any other equity owner of the Sponsor shall have any liability to repay such $5,725,000 loan to Noble; it being anticipated that the only source of such repayment shall be the proceeds from the sale of the Private Placement Warrants or the ordinary shares of the SPAC issuable upon exercise of the Private Placement Warrants (the “Warrant Shares”). In consideration for such loan, the Sponsor agrees to grant to Noble a 50% beneficial interest in the 5,725,000 Private Placement Warrants issued to the Sponsor and Warrant Shares.

5. In the event and at such time as the Private Placement Warrants may be transferred by the Sponsor, such Private Placement Warrants and/or the 5,725,000 Warrant Shares shall be freely transferable by each of their respective beneficial owners; namely, Angela Ho as beneficial owner of 2,862,500 Private Placement Warrants and Warrant Shares owned of record by the Sponsor, and Noble as beneficial owner of 2,862,500 Private Placement Warrants and Warrant Shares owned of record by the Sponsor.

6. Angela Ho and Noble shall jointly designate and approve all of the initial members of the board of managers of the Sponsor and the initial board of directors and officers of the SPAC. However, except for Arne van Roon (who shall serve as a director of the SPAC), no employee, agent, consultant officer, director or other affiliate of Noble shall serve as a member of the board of directors of the SPAC or the board of managers of the Sponsor, nor shall any such person or persons serve as an officer or member of the management of the SPAC or the Sponsor or be engaged by either such entity in a consulting or similar capacity.

7. On a date that shall be not later than fifteen (15) days from the date of a written request by the Sponsor and Maxim (the “Funding Request”) that Noble demonstrate the availability of the $5,725,000 of proceeds of the loan to be made to the Sponsor to enable it to purchase the Private Placement Warrants, Noble shall either deposit in escrow with a bank acceptable to the Sponsor and Maxim, or otherwise segregate funds in a manner acceptable to the Sponsor and Maxim, such $5,725,000. It is anticipated that such Funding Request shall be submitted to Noble prior to: (i) the SPAC filing an amendment to its Form F-1 Registration Statement on the EDGAR reporting system of the Securities and Exchange Commission (“SEC”) and (ii) the printing of the “red herring” prospectus and commencement of the selling effort and related road show. In the event that, for any reason or no reason, Noble shall fail or refuse to make such escrow deposit on a timely basis, the Sponsor may then elect to either:

(a) terminate the IPO, in which event neither the Sponsor nor Angela Ho shall have any obligation or liability to repay to Noble the loan referred to in Section 1 above; or

(b) proceed with the IPO by arranging, directly or through third parties, to purchase the 5,725,000 Private Placement Warrants in lieu of Noble. In such event, the Sponsor may then elect to reissue and reallocate all of the Founders Shares to such persons or entities as the Sponsor and Angela Ho shall determine in the exercise of their sole discretion.

By their execution of this Agreement, each of Noble, Allius Ltd., Gary T. Hirst, Arne van Roon and Michael Hlavsa do hereby consent to and agree with all of the provisions of this Section 7, including, without limitation, Section 7(b).

8. Angela Ho shall be the managing member of the Sponsor. Prior to completion of the IPO of the SPAC, each of Angela Ho and Noble shall enter into an operating agreement for the Sponsor (the “Operating Agreement”) which shall incorporate the substance of the above agreements and understandings.

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Please confirm your agreement with the above by executing a copy of this letter agreement in the space provided below. Needless to say, we are excited about this project and look forward to working closely with you and your associates.

Very truly yours, NOBLE INVESTMENT FUND LIMITED By: Pure Glow Finance Limited (investment advisor) By: /s/ Arne van Roon_________________ Arne van Roon, President

ACCEPTED AND AGREED TO:
this 1st day of May 2007

HO CAPITAL MANAGEMENT LLC

By: /s/ Angela Ho_______________________
Angela Ho, Manager

/s/ Angela Ho__________________________
ANGELA HO

ALLIUS LTD.

By /s/ Dr. Gary T. Hirst___________________
Dr. Gary T. Hirst, President

/s/ Dr. Gary T. Hirst______________________
Dr. Gary T. Hirst

/s/ Arne van Roon_______________________
Arne van Roon

/s/ Michael Hlavsa______________________
Michael Hlvasa